Exhibit 4.2

SEVENTH SUPPLEMENTAL INDENTURE

THIS SEVENTH SUPPLEMENTAL INDENTURE, dated as of July 11, 2023 (this “Supplemental Indenture”), by and among EXELA INTERMEDIATE LLC, a Delaware limited liability company (or its successor) (the “Company”), EXELA FINANCE INC., a Delaware corporation (the “Co-Issuer” and together with the Company, the “Issuers”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor to U.S. Bank National Association), as trustee under the indenture referred to below (in such capacity, the “Trustee”), and Wilmington Savings Fund Society, FSB, as collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H :

WHEREAS, the Issuers, certain Subsidiary Guarantors and the Trustee have heretofore executed the indenture, dated as of December 9, 2021 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of the Issuers’ 11.500% First-Priority Senior Secured Notes due 2026 (the “Notes”), initially in the aggregate principal amount of $982,598,000;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuers and the Trustee may amend the Indenture in certain cases as specified therein with the written consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (the “General Requisite Consents”);

WHEREAS, Sections 9.02 and 11.04(a)(6) of the Indenture allow the release of Liens on property that constitutes all of the Collateral securing the obligations under the Notes (the “Collateral Release”) with the consent of the holders of at least 66.67% in aggregate principal amount of the Notes then outstanding (the “Collateral Release Requisite Consents” and, together with the General Requisite Consents, the “Requisite Consents”);

WHEREAS, the Issuers distributed a Confidential Offering Memorandum and Consent Solicitation Statement, dated June 8, 2023 (as supplemented on June 16, 2023, June 30, 2023 and July 6, 2023, the “Offering Memorandum”), to the holders of the Notes, in order to, among other things, and subject to the terms and conditions set forth in the Offering Memorandum, solicit consents (the “Consents”) from holders to certain amendments to the Indenture described in the Offering Memorandum (the “Proposed Amendments”), including the Collateral Release;

WHEREAS, the holders of approximately 98.15% in aggregate principal amount of the Notes outstanding have validly tendered Consents and not validly withdrawn their Consents to the adoption of all of the Proposed Amendments effected by this Supplemental Indenture and to the Collateral Release in accordance with the provisions of the Indenture, and evidence of such Consents has been provided by the Issuers to the Trustee;

WHEREAS, having received the Requisite Consents pursuant to Section 9.02 and 11.04(a)(6) of the Indenture, each as evidenced by the Certificate(s) of D.F. King and the Shipment Control List provided to the trustee and attached to the Officer’s Certificate delivered to the Trustee in connection with this Supplemental Indenture, the Issuers, the Trustee and the Collateral Agent desire to amend the Indenture;

WHEREAS, in accordance with the Indenture, the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel with respect to this Supplemental Indenture on the date hereof;

WHEREAS, the Issuers have complied with all conditions precedent provided for in the Indenture relating to this Supplemental Indenture; and

WHEREAS, the Issuers have requested that the Trustee and the Collateral Agent execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuers, the Trustee and the Collateral Agent mutually covenant and agree as follows:

1.       Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.       Effectiveness. This Supplemental Indenture shall become effective immediately upon its execution and delivery by the Issuers, the Trustee and the Collateral Agent (subject to the requirements for amendments and/or supplemental indentures under the Indenture and Security Documents, as applicable); provided that the amendments to the Indenture set forth herein shall not be operative until all of the Notes that have been tendered and accepted for exchange have been paid for in accordance with the terms of the Offering Memorandum.

3.       Amendment. The Indenture is hereby amended by deleting the following Sections or clauses of the Indenture and all references and definitions related thereto in their entirety, except to the extent otherwise provided below, and these Sections and clauses shall be of no further force and effect, and the words “[INTENTIONALLY DELETED]” shall be inserted, in each case, in place of the deleted text:

•	Section 4.02 (Reports and Other Information)

•	Section 4.03 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock)

•	Section 4.04 (Limitation on Restricted Payments)

•	Section 4.05 (Dividend and Other Payment Restrictions Affecting Subsidiaries)

•	Section 4.06 (Asset Sales)

•	Section 4.07 (Transactions with Affiliates)

•	Section 4.08 (Change of Control)

•	Section 4.09 (Compliance Certificate)

•	Section 4.10 (Further Instruments and Acts)

•	Section 4.11 (Future Subsidiary Guarantors)

•	Section 4.12 (Liens)

•	Section 4.13 (After-Acquired Property)

•	Section 4.14 (Maintenance of Office or Agency)

•	Section 4.15 (Covenant Suspension)

•	Section 5.01 (When Issuers and Subsidiary Guarantors May Merge or Transfer Assets)—deleting clauses (a)(iii) and(a)(iv), specifying certain conditions to consolidations, mergers, conveyances or other disposals of all or substantially all of the Issuers’ or any subsidiary guarantor’s property and assets)

•	Section 6.01 (Events of Default)—deleting clauses (c), (d), (e), (f), (h), (i), (j) and (k) relating to covenant or warranty breaches, cross-acceleration rights, defaults related to certain bankruptcy events and judgments)

•	Section 6.12 (Waiver of Stay or Extension Laws)

•	Section 8.02 (Conditions to Defeasance)—deleting clauses (a)(iii), (a)(iv), (a)(v), (a)(vi) and(a)(vii) specifying certain conditions to legal defeasance and covenant defeasance)

•	Article XI (Collateral)

4.       Security Documents. Notwithstanding anything to the contrary, any amendments to, restatements of, or termination or release of, as applicable, the Security Documents and any related documents and filings, including, but not limited to, any acknowledgements, side-letters, terminations, releases and other agreements, in order to effectuate or evidence the Collateral Release shall be permitted under the Indenture. The Collateral Agent hereby acknowledges and agrees that all of the Liens on the Collateral securing the Notes Obligations pursuant to the Indenture or the Security Documents are automatically released and terminated.

5.       Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The rights, protections and indemnities afforded the Trustee and Collateral Agent under the Indenture and Security Documents shall apply to any action (or inaction) taken hereunder or in connection with the transactions contemplated herewith.

6.       Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7.       Trustee Makes No Representation. The Trustee and Collateral Agent make no representation as to the validity or sufficiency of this Supplemental Indenture or as to the statements made in the recitals.

8.       Successors. All agreements of the Issuers in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

9.       Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) shall be effective as delivery of a manually executed counterpart thereof.

10.       Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.       Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

EXELA INTERMEDIATE LLC, as Company

By:	/s/ Laura Weinblum
Name: Laura Weinblum
Title: Secretary

EXELA FINANCE INC., as Co-Issuer

By:	/s/ Laura Weinblum
Name: Laura Weinblum
Title: Secretary

[Signature Page – Exela Old Notes Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ Joshua A. Hahn
Name: Joshua A. Hahn
Title: Vice President

[Signature Page – Exela Old Notes Supplemental Indenture]

WILMINGTON SAVINGS FUND SOCIETY, FSB, not in its individual capacity, but solely as Collateral Agent

By:	/s/ Raye Goldsborough
Name: Raye Goldsborough
Title: Vice President

[Signature Page – Exela Old Notes Supplemental Indenture]